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                                                                   EXHIBIT 10.23




                                            October 1, 1997

Mr. Robert Murdoch
706 S. Union Street
Alexandria, VA  22314

Dear Bob:

This letter is to confirm our mutual understandings with respect to the terms and conditions upon which you agree to perform certain professional consulting services for Lafarge Corporation (hereinafter referred to as "Lafarge") with respect to various present and future businesses of Lafarge. Your services as a consultant with regard to such businesses will require the application of your knowledge of the cement, aggregate and concrete businesses as well as your intimate familiarity with Lafarge.

Consulting services means that you are to provide Lafarge with the full benefit of your knowledge, experience, and skill with respect to all questions and problems which Lafarge specifies with respect to its businesses and that you are to provide Lafarge with your analysis, advice and comments.

Your consulting services as rendered under this Agreement may be made available to Lafarge or any of its divisions or subsidiaries.

The term of this Agreement shall be for three contract years which shall commence October 1, 1997 and shall continue thereafter until September 30, 2000 subject to termination without prior notice by reason of your death or incapacity or inability (determined solely by Lafarge) to perform such services. Lafarge shall also have the right to terminate this Agreement in the event that you accept employment or fees from any competitor of Lafarge or its subsidiaries in connection with Lafarge's businesses without the prior written approval of Lafarge.

Your services in a consulting capacity under this Agreement shall be performed under the direction of John Piecuch, President and Chief Executive Officer of Lafarge or such other person or persons designated by him.

During the term of this Agreement Lafarge will pay you compensation of $4,000 per day not to exceed $100,000 per contract year nor $300,000 in the aggregate during the term of this Agreement. The terms "day" and "contract year" shall have the following meanings: a "day" shall be a period of no less than 4 hours nor more than 14 hours in a continuous 24 hour period and a "contract year" shall be a twelve month period beginning on October 1, and running to September 30.

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Inasmuch as in the rendering of your consulting services you will require secret and confidential information and data concerning the operations of, or belonging to, Lafarge, its subsidiaries and any other companies with whom Lafarge or any subsidiary has an existing or proposed business relationship, and additional information and data will be made available to you or be developed by you, you agree to treat all such information and data as Lafarge's confidential property and not to divulge it to others at any time or to use it for your private purposes or otherwise except on behalf of Lafarge, without the prior written consent of Lafarge, unless and until such information becomes a part of the public domain (other than as a result of a breach of this agreement by you) or you legally acquire such information, without restriction on disclosure, from sources other than Lafarge, its subsidiaries, associated companies or other companies with whom Lafarge or any subsidiary has a business relationship. This obligation on your part to keep such information and data confidential shall continue for five (5) years beyond and after the period of your consulting services and upon the completion or termination of your services, and at any time Lafarge so requests, you will deliver to Lafarge all notes, memoranda, records, drawings, sketches or other documents (including all copies and reproductions thereof) in connection with any information you have access to or have developed due to your services hereunder.

You will not, without Lafarge's prior written consent, during the term of this Agreement, for your own account or as an officer, member, employee, consultant, representative, or advisor of any other person, corporation, partnership, or organization, engage in or contribute your knowledge of marketing, development, manufacture research (including without limitation market as well as technical research) or sales relating to any products, equipment, processes, the sale or acquisition by Lafarge of any assets or businesses, material that is or was involved in any work or services performed pursuant to this Agreement or at any other time by you for Lafarge or any subsidiary. However, the foregoing sentence shall not prohibit you from engaging in any work at any time following your retirement as a director of Lafarge upon your furnishing proof satisfactory to Lafarge that information or data acquired or learned by you during the period of this Agreement or at any time previously which Lafarge considers secret or confidential to Lafarge or any subsidiary will not be involved. Nothing in this paragraph shall be construed as limiting to any extent your continuing obligations pursuant to the preceding paragraph.

If Lafarge requires you to travel away from your usual place of residence or business, Lafarge will reimburse you for the reasonable traveling and living expenses actually incurred by you upon the submission by you and approval by Lafarge of any itemized account of the travel expenses for which you seek reimbursement. You shall submit your statement for services rendered and your itemized account for the expenses incurred within fifteen days of the month following any month within which you have rendered services and/or have such expenses. Bills for such services must specify the amount charged for each project on which such services were performed.

In performing consulting services hereunder, your status will be that of an independent contractor and not that of an agent, employee or part time employee and you will not be entitled to any of the benefits available to the employees of Lafarge. You will also be responsible for the payment of all taxes applicable to payments made by Lafarge to you. This Agreement, however, shall not

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affect any rights which you may now have or hereafter have under any retirement or pension plan of Lafarge or any of its subsidiaries or affiliates.

You agree to disclose to Lafarge only such information as you are legally free to disclose and agree that Lafarge shall have the right without any payment to you in addition to that set forth above to freely use any and all information disclosed by you to Lafarge.

You agree that any and all inventions, discoveries, whether or not patentable, which (i) you conceive and/or make within the period of your consulting services to Lafarge which are related to any question or problem with respect to which your consulting services are utilized under this Agreement; or (ii) in any way are based upon or embody any confidential or secret information or data acquired directly or indirectly from Lafarge, its subsidiaries or associated companies or which is developed by you as a result of the performance of services pursuant to this Agreement shall be the sole and exclusive property of Lafarge and you will, upon request by Lafarge, promptly execute any and all applications, assignments or other instruments which Lafarge shall deem necessary or useful in order to apply for, obtain and enforce both domestic and foreign letters patent and/or in order to assign and convey to Lafarge the sole and exclusive right, title and interest in and to said inventions, discoveries, patents, applications and patents thereon. Lafarge agrees that it shall bear the cost of preparation of all such patent applications and assignments and the cost of prosecution of all such patent applications.

As used in this Agreement the term "subsidiary" shall mean any corporation, partnership, joint venture or other type of business organization or arrangement in which Lafarge now or hereafter, directly or indirectly, controls or owns at least a 50% interest.

This Agreement shall be binding and inure to the benefit of the parties hereto and, except as regards personal services, shall be binding upon and inure to the benefit of the successors, heirs and legal representatives of the parties. This Agreement shall be interpreted and construed under the laws of the Commonwealth of Virginia.

If the foregoing terms and conditions are acceptable to you please indicate your agreement by executing this letter in duplicate at the place indicated below, whereupon this letter shall constitute the Agreement between you and Lafarge with respect to your consulting services.

                                           Very truly yours,

                                           LAFARGE CORPORATION

                                           By:
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Accepted and Agreed to this __ day of _____, 1997:



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Robert W. Murdoch